EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings for the First Quarter of 2015 of $2.0 Million, Up From $1.6 Million the Prior Year, and Declares a Dividend of $.08

MCLEAN, Va., April 23, 2015 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended March 31, 2015 was $2.0 million compared to $1.6 million during the quarter ended March 31, 2014.

The Board of Directors declared a dividend of $.08 per share payable on May 22, 2015 to shareholders of record on May 11, 2015. This is our fourteenth consecutive quarterly dividend.

Net Interest Income

During the first quarter of 2015, net interest income before the provision for loan losses was $8.9 million, up significantly from $7.6 million during the first quarter of 2014. Average loans during the first quarter of 2015 were $713.6 million compared to $544.1 million during the same period last year. The net interest margin was 4.30% in the first quarter of 2015, down from 4.72% in the first quarter of 2014. The loan discount accretions on our three acquisitions, Greater Atlantic Bank (GAB), HarVest and Prince George's Federal Savings Bank (PGFSB) were as follows (in thousands):

	Q1 2015	Q1 2014
GAB	$ 450	$ 412
HarVest	152	278
PGFSB	126	--

Total	$ 728	$ 690

Before taking the discount accretion related to the three acquisitions into account, the net interest margin was still strong at 3.95% in the first quarter of 2015 compared to 4.29% in the first quarter of 2014.

Noninterest income

Noninterest income was $405 thousand during the first quarter of 2015, compared to $541 thousand during the same quarter of 2014. The first quarter of 2014 was positively impacted by a gain in the amount of $202 thousand on the sale of a part interest in our investment in an SBIC.

We report the earnings attributable to our 44% ownership of Southern Trust Mortgage (STM) every quarter. We hadn't made the investment in the first quarter of 2014. In the fourth quarter we showed earnings of $51 thousand. In the first quarter of 2015 we showed a loss of $16 thousand attributable to our investment in STM attributable to the inherent seasonality of the business and to high on-boarding costs of hiring new loan officers last year. Those on-boarding costs won't be repeated in the second quarter. It is also worth noting that our return on our preferred stock was 7.5% (annualized) during the quarter.

Noninterest Expense

Noninterest expense was $5.8 million for the first quarter of 2015 compared to $4.5 million for the first quarter of 2014. During the first quarter of 2014, we sold two properties in Other Real Estate Owned (OREO) resulting in gains of $637 thousand. We also sold two other OREO properties resulting in losses of $218 thousand, and the net gain for the quarter ended March 31, 2014 was $419 thousand. This compared to a loss on OREO of $320 thousand for the first quarter of 2015 as a result of recognizing impairment on two OREO properties. Employee compensation increased by $414 thousand compared to the first quarter of 2014. Total full time equivalent employees increased from 141 as of March 31, 2014 to 180 as of March 31, 2015.

The efficiency ratio was 58.95% during the quarter ended March 31, 2015 compared to 62.18% during the first quarter of 2014.

Loan Portfolio

Net loan growth in the first quarter of 2015 was $25.4 million, less than the robust growth of $37.3 million of the fourth quarter of 2014. The decline in growth during the first quarter of 2015 was primarily due to less organic growth and the fact that we purchased residential mortgage loans from STM in the amount of $9.6 million during the first quarter compared to $12.9 million during the fourth quarter of 2014. At the end of the first quarter net loans were $721.5 million compared to $696.1 million at the end of 2014.

The composition of our loan portfolio consisted of the following at March 31, 2015 and December 31, 2014:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	March 31, 2015			December 31, 2014
Loans secured by real estate:
Commercial real estate - owner-occupied	$ --	$ 142,202	$ 142,202	$ --	$ 136,597	$ 136,597
Commercial real estate - non-owner-occupied	--	212,748	212,748	--	200,517	200,517
Secured by farmland	--	606	606	--	612	612
Construction and land loans	--	53,014	53,014	--	57,938	57,938
Residential 1-4 family	14,537	129,915	144,452	14,837	123,233	138,070
Multi- family residential	--	21,753	21,753	--	21,832	21,832
Home equity lines of credit	22,900	10,425	33,325	23,658	9,751	33,409
Total real estate loans	37,437	570,663	608,100	38,495	550,480	588,975

Commercial loans	--	121,465	121,465	--	114,714	114,714
Consumer loans	--	1,452	1,452	--	1,564	1,564
Gross loans	37,437	693,580	731,017	38,495	666,758	705,253

Less deferred fees on loans	--	(1,793)	(1,793)	1	(1,782)	(1,781)
Loans, net of deferred fees	$ 37,437	$ 691,787	$ 729,224	$ 38,496	$ 664,976	$ 703,472

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering non-single family loans expired in December 2014.

The growth in Residential 1-4 family loans was entirely attributable to portfolio loans originated to our standards by STM and purchased by us.

Loan Loss Provision/Asset Quality

The loan loss provision for the quarter ended March 31, 2015 was $525 thousand, compared to $1.2 million for the same period last year. Charge offs for the three months ended March 31, 2015 were $355 thousand, compared to $959 thousand for the same period in 2014.

Non-covered OREO as of March 31, 2015 was $12.6 million compared to $13.1 million as of the end of the previous year. Non-covered nonaccrual loans were $1.5 million (excluding $4.5 million of loans fully covered by SBA guarantees) at March 31, 2015 compared to $988 thousand (excluding $4.7 million of loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets decreased from 1.60% at the end of 2014 to 1.57% at March 31, 2015. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered total loans at March 31, 2015 was 1.12%, compared to 1.11% at the end of 2014. Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $94.4 million at March 31, 2015 down slightly from $96.3 million at December 31, 2014.

Securities in our investment portfolio are as follows:

  residential government-sponsored mortgage-backed securities in the amount of $21.9 million and residential government-sponsored collateralized mortgage obligations totaling $3.4 million callable agency securities in the amount of $45.0 million

  municipal bonds in the amount of $17.8 million with a taxable equivalent yield of 3.18% and ratings ranging from Aaa to A1 (Moody's) and AAA to AA- (Standard & Poor's)

  trust preferred securities in the amount of $5.7 million, $4.2 million of which is Alesco VII A1B which is rated A3 (Moody's) and BBB (Fitch) and on which a principal repayment of $854 thousand was received in the first quarter of 2015

  SARM 2005-22 1A2 in the amount of $583 thousand, a residential collateralized mortgage obligation that is not government-sponsored

Deposits

Total deposits were $760.5 million at March 31, 2015 compared to $742.4 million at December 31, 2014. Noninterest-bearing demand deposits were $71.4 million at March 31, 2015 up from $69.6 million at December 31, 2014.

Stockholders' Equity

Total stockholders' equity increased from $114.0 million at December 31, 2014 to $115.1 million at March 31, 2015 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 14.27% and 14.11% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of March 31, 2015.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $937.3 million at March 31, 2015. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and eight branches in Maryland, in Rockville, Shady Grove, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$ 36,417	$ 38,320
Investment securities-available for sale	2,306	2,285
Investment securities-held to maturity	92,065	94,058
Stock in Federal Reserve Bank and Federal Home Loan Bank	5,667	5,681
Loans receivable, net of unearned income	729,224	703,472
Allowance for loan losses	(7,741)	(7,414)
Net loans	721,483	696,058
Intangible assets	11,803	11,868
Bank premises and equipment, net	9,355	9,453
Bank-owned life insurance	21,140	20,990
FDIC indemnification asset	3,439	3,571
Other assets	33,578	34,361
Total assets	$ 937,253	$ 916,645

Liabilities and stockholders' equity
Demand deposits	$ 95,396	$ 94,578
Money market accounts	138,777	137,297
Savings accounts	43,590	44,155
Time deposits	482,732	466,395
Securities sold under agreements to repurchase and other short-term borrowings	29,858	29,044
Federal Home Loan Bank advances	25,000	25,000
Other liabilities	6,770	6,197
Total liabilities	822,123	802,666
Stockholders' equity	115,130	113,979
Total liabilities and stockholders' equity	$ 937,253	$ 916,645

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended
	March 31,
	2015	2014

Interest and dividend income	$ 10,435	$ 8,641
Interest expense	1,508	1,054
Net interest income	8,927	7,587
Provision for loan losses	525	1,175
Net interest income after provision for loan losses	8,402	6,412
Account maintenance and deposit service fees	222	178
Income from bank-owned life insurance	150	140
Equity income from mortgage affiliate	(16)	--
Gain on other assets	--	202
Net impairment losses recognized in earnings	--	(16)
Other	49	37
Noninterest income	405	541
Employee compensation and benefits	2,803	2,389
Occupancy expenses	1,081	959
FDIC assessments	172	125
Change in FDIC indemnification asset	129	124
Net (gain) loss on other real estate owned	320	(419)
Other expenses	1,316	1,341
Noninterest expense	5,821	4,519
Income before income taxes	2,986	2,434
Income tax expense	982	792
Net income	$ 2,004	$ 1,642

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended
	March 31,
	2015	2014

Per Share Data:
Earnings per share - Basic	$ 0.16	$ 0.14
Earnings per share - Diluted	$ 0.16	$ 0.14
Book value per share	$ 9.42	$ 9.28
Tangible book value per share	$ 8.46	$ 8.43
Weighted average shares outstanding - Basic	12,217,244	11,591,281
Weighted average shares outstanding - Diluted	12,341,346	11,657,357
Shares outstanding at end of period	12,217,770	11,594,912

Selected Performance Ratios and Other Data:
Return on average assets	0.88%	0.93%
Return on average equity	7.08%	6.21%
Yield on earning assets	5.03%	5.37%
Yield on earning assets excluding discount accretion on loans acquired in acquisitions	4.68%	4.94%
Cost of funds	0.84%	0.77%
Cost of funds including non-interest bearing deposits	0.77%	0.71%
Net interest margin	4.30%	4.72%
Net interest margin excluding discount accretion on loans acquired in acquisitions	3.95%	4.29%
Efficiency ratio (1)	58.95%	62.18%
Net charge-offs (recoveries) to average loans	0.03%	0.17%
Amortization of intangibles	$ 65	$ 45

	As of
	March 31,	December 31,
	2015	2014

Stockholders' equity to total assets	12.28%	12.43%
Tier 1 risk-based capital ratio	14.27%	15.19%
Intangible assets:
Goodwill	$ 10,514	$ 10,514
Core deposit intangible	1,289	1,354
Total	$ 11,803	$ 11,868

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)	$ 5,979	$ 5,652
Loans past due 90 days and accruing interest	--	--
Other real estate owned	12,583	13,051
Total nonperforming assets	$ 18,562	$ 18,703
Allowance for loan losses to total non-covered loans	1.12%	1.11%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets	1.57%	1.60%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $4.5 million and $4.7 million at March 31, 2015 and December 31, 2014, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp, NASDAQ Symbol SONA
         Website: www.sonabank.com